Exhibit j (1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the  Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 43 to the Registration Statement (Form N-1A, No. 33-6901) of Federated Equity Income Fund, Inc., and to the incorporation by reference of our report, dated January 16, 2009, on Federated Equity Income Fund, Inc. included in the Annual Shareholder Report for the fiscal year ended November 30, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 26, 2009